Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Joseph C. O’Neill, Jr.,

EVP/ Chief Financial Officer

(267) 280-4000

HV BANCORP, INC. REPORTS RESULTS FOR THE QUARTER ENDED    JUNE 30, 2022

Doylestown, Pennsylvania- August 5, 2022.  HV Bancorp, Inc. (the “Company” or “HVB”) (Nasdaq Capital Market: HVBC), the holding company of Huntingdon Valley Bank (the “Bank”), reported operating results for the Company for the quarter and six months ended June 30, 2022. Net income for the quarter ended June 30, 2022, was $640,000 or ($0.33 per basic share and $0.31 per diluted share) versus net income of $1.3 million or ($0.65 per basic share and $0.63 per diluted share). Net income for the six months ended June 30, 2021, was $1.2 million ($0.63 per basic share and $0.60 per diluted share) versus net income of $2.6 million ($1.30 per basic share and $1.27 per diluted share). For the quarter and six months ended June 30, 2022, net interest income increased 24.4% and 18.1% to $4.4 million and $8.0 million over the same periods of the prior year.

Travis J. Thompson, Esq., Chairman & CEO, commented, “We are pleased to announce our mid-year results for 2022 which highlighted our continued transformation to a commercial business bank.  Commercial loan originations for the quarter totaled $78 million and $105 million year to date, as total commercial loans outstanding increased $101 million year over year (net of loans originated through the Paycheck Protection Program).  This strategy continues to drive our yield and margin performance, leading to increased earnings quality and stability and ultimately, contributes to enhanced shareholder value.

Mr. Thompson continued, “The residential mortgage market remains volatile due to significantly higher interest rates, increasing home prices and continued limited inventory. These factors, coupled with a reduction in consumer confidence and fears of a recession, have had an impact on home sale activity. However, HVB is well positioned to navigate these challenges and is committed to the markets we serve. I am proud that our team was able to originate almost $200 million in mortgages in the first half of 2022 despite the numerous challenges present in the mortgage market.”

Highlights for the quarter and six months ended June 30, 2022 include:

•	For the six month period, net interest income was $8.0 million compared to $6.8 million in the same period in 2021, an increase of 17.6%.

•

Net interest margin continues to improve, increasing from 2.56% for the three months ended June 30, 2021, to 3.34% for the three months ended June 30, 2022. For the six months ended June 30, 2022, net interest margin improved from 2.26% to 3.04%.

•

Non-interest income decreased by $1.7 million and $2.7 million for the quarter and six months ended June 30, 2022 from the same periods in 2021 as a result of reduced mortgage origination volume due to continued interest rate volatility combined with limited housing inventory. Offsetting the decrease for the six months ended was a $1.0 million gain on sale of mortgage servicing right, net resulting from the sale of approximately $3.2 million of the mortgage servicing rights.

•

At June 30, 2022, non-performing assets totaled $2.6 million, or 0.46% of total assets, compared to $3.8 million or 0.67% at December 31, 2021. The Company remains acutely focused on ensuring sound underwriting practices resulting in strong asset quality despite external economic pressures.

Balance Sheet: June 30, 2022, compared to December 31, 2021

Total assets increased $10.5 million to $570.6 million at June 30, 2022, from $560.1 million at December 31, 2021. The increase was primarily the result of increases of $63.1 million in loans receivable, net, $51.4 million in investment securities, and $3.9 million in bank-owned life insurance offset by decreases of $83.7 million in cash and cash equivalents, $21.6 million in loans held-for-sale and $3.2 million in mortgage servicing rights. During the quarter ended June 30, 2022, the Company transferred approximately $30.2 million at amortized cost of available-for-sale securities to the held-to maturity category.

Total liabilities increased $11.9 million to $529.4 million at June 30, 2022, from $517.5 million at December 31, 2021. The increase in total liabilities was primarily from a $17.5 million increase in deposits offset by decreases of $3.1 million decrease in advances from the Federal Reserve's Paycheck Protection Program liquidity facility ("PPPLF") and $2.2 million in other liabilities. Deposits increased $17.5 million to $481.5 million at June 30, 2022 from $464.0 million at December 31, 2021. Our core deposits (consisting of demand deposits, money market, passbook and statement and checking accounts) increased $10.8 million to $442.6 million at June 30, 2022 from $431.8 million at December 31, 2021. Certificates of deposit increased $6.7 million to $38.9 million at June 30, 2022 from $32.2 million at December 31, 2021.

Total shareholders’ equity decreased $1.4 million to $41.2 million at June 30, 2022, compared to $42.6 million at December 31, 2021. This decrease is primarily as a result of comprehensive losses of $2.6 million due to the fair value adjustments, net of deferred tax, on the investment securities available-for-sale portfolio which reflects recent increases in market interest rates and $212,000 in treasury stock repurchases primarily as part of the stock repurchase plan. Offsetting these decreases was net income of $1.2 million for the six months ended June 30, 2022, share based compensation expense of $119,000, ESOP shares committed to be released of $46,000 and a stock option exercise of $21,000.

Income Statement: For the quarter and six months ended June 30, 2022, compared to June 30, 2021

Net Interest Income:

Net interest income increased $860,000 to $4.4 million for the quarter ended June 30, 2022, from $3.5 million for the quarter ended June 30, 2021. The increase reflected a $21.4 million increase in our net interest-earning assets, which increased to $114.1 million for the quarter ended June 30, 2022 from $92.7 million for the quarter ended June 30, 2021.  Net interest income increased $1.2 million to $8.0 million for the six months ended June 30, 2022, from $6.8 million for the six months ended June 30, 2021. Our net interest-earning assets increased $23.4 million to $111.9 million for the six months ended June 30, 2022 from $88.5 million for the six months ended June 30, 2021.

Provision for loan losses:

Provision for loan losses increased by $371,000 to $638,000 for the quarter ended June 30, 2022 from $267,000 for the quarter ended June 30, 2021 as a result of an increase in commercial loans originations $48.0 million for the three months ended June 30, 2021 to $78.1 million for the three months ended June 30, 2022. During the quarter ended June 30, 2022, net charge-offs of $94,000 were recorded compared to no net charge-offs recorded during the quarter ended June 30, 2021.  Provision for loan losses increased by $336,000 to $751,000 for the six months ended June 30, 2022, from $415,000 during the six months ended June 30, 2021. During the six months ended June 30, 2022 and 2021, net charge-offs of $129,000 and $172,000 were recorded.

Non-Interest Income:

Non-interest income was $2.2 million and $5.3 million for the quarter and six months ended June 30, 2022, respectively, compared to $3.9 million and $8.0 million for the quarter and six months ended June 30, 2021. The decrease in non-interest income of $1.7 million to $2.2 million for the quarter ended June 30, 2022, from $3.9 million for the quarter ended June 30, 2021, was primarily due to a $1.5 million decrease in the gain on sale of loans, an increase of $1.0 million in loss of derivative instruments, net offset by $593,000 increase in change in fair value of loans held for sale. The decrease in non-interest income of $2.7 million to $5.3 million for the six months ended June 30, 2022, from $8.0 million for the six months ended June 30, 2021, was primarily due to a $4.0 million decrease in the gain on sale of loans, net and a $867,000 increase in loss on derivative instruments, net offset by a $1.0 million gain on sale of mortgage servicing rights, net and a $582,000 increase in change in fair value of loans held-for-sale. Included in other income for the six months ended June 30, 2022, was $208,000 in death benefits for bank-owned life insurance.

Non-Interest Expense:

Total non-interest expense decreased $185,000, or 3.5%, to $5.1 million for the quarter ended June 30, 2022 from $5.3 million for the quarter ended June 30, 2021 and increased $317,000 or 3.0%, to $11.1 million for the six months ended June 30, 2022, from $10.7 million for the six months ended June 30, 2021.  The decrease for the three months ended June 30, 2022, compared to the three months of June 30, 2021, was primarily a result of decreases of $111,000 in other expenses and $63,000 in federal deposit insurance premiums. For the six months ended June 30, 2022, the increase was primarily a result of $173,000 increase in salaries and employee benefits and $105,000 increase in occupancy expenses offset by a decrease of $158,000 in federal deposit insurance premiums.

Income Taxes:

Income tax expense was $182,000 and $312,000 for the quarter and six months ended June 30, 2022, respectively, compared to $544,000 and $1.0 million during the same periods in fiscal year 2021. The decrease in income tax expense for the quarter ended

June 30, 2022 compared to the same period a year ago reflected a decrease in income before taxes. The decrease in income tax expense for the six months ended June 30, 2022, compared to the same period a year ago was a result of a decrease in income before taxes and bank-owned life insurance death benefits.

Net Income & Book Value:

Net income was $640,000, approximately $0.33 per basic share and $0.31 per diluted share for the three months ended June 30, 2022, as compared to $1.3 million, approximately $0.65 per basic share and $0.63 per diluted share for the three months ended June 30, 2021. Net income decreased $1.4 million to $1.2 million, or approximately $0.63 per basic share and $0.60 per diluted share for the six months ended June 30, 2022, as compared to $2.6 million, or approximately $1.30 per basic share and $1.27 per diluted share for the six months ended June 30, 2021. Book value per share decreased to $18.39 at June 30, 2022 from $19.04 at June 30, 2021, largely as a result of the drop in fair value of the securities classified as available for sale (AFS). The drop in value of the AFS portfolio was the result of recent increases in market interest rates.

Asset quality:

At June 30, 2022, the Company’s non-performing assets totaled $2.6 million, or 0.46% of total assets, compared to $3.8 million or 0.67% at December 31, 2021. Non-performing loans decreased $1.2 million as a result of a decrease of $1.0 million in a construction loan and a $271,000 decrease in medical education loans compared to December 31, 2021. There were no non-accruing troubled debt restructurings, at June 30, 2022, and December 31, 2021.

The allowance for loan losses totaled $3.0 million, or 0.66% of total loans and 115.00% of total non-performing loans at June 30, 2022, as compared to $2.4 million, or 0.72% of total loans and 63.10% of total non-performing loans at December 31, 2021.

About HV Bancorp, Inc.

HV Bancorp, Inc. (Nasdaq Capital Market: HVBC) is a bank holding company headquartered in Doylestown, PA. Through its wholly owned subsidiary Huntingdon Valley Bank, we primarily serve communities located in Montgomery, Bucks and Philadelphia Counties in Pennsylvania, New Castle County in Delaware, and Burlington County in New Jersey from our executive office, seven full service bank offices and one limited service bank office. We also operate six loan production and sales offices in our geographical footprint.

Forward-Looking Statements

Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Such forward-looking statements are subject to risk and uncertainties described in our SEC filings, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, the negative impact of severe wide-ranging and continuing disruptions caused by the spread of coronavirus COVID-19 and any other pandemic, epidemic or health-related crisis on current operations, customers and the economy in general, inflation and monetary fluctuations and volatility, changes in interest rate environment, increases in nonperforming loans, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or event.

Selected Consolidated Financial and Other Data

(Unaudited)

	At June 30, 2022	At December 31, 2021	At June 30, 2021
(In thousands)
Financial Condition Data:
Total assets	$570,647	$560,124	$548,561
Cash and cash equivalents	37,085	120,788	79,518
Investment securities available-for-sale, at fair value	65,663	44,512	33,734
Investment securities held-to-maturity, at amortized cost	30,220	—	—
Equity securities	500	500	500
Loans held for sale, at fair value	18,864	40,480	69,389
Loans receivable, net	388,348	325,203	335,527
Deposits	481,510	463,989	437,430
Federal Home Loan Bank advances	26,511	26,431	26,349
Federal Reserve PPPLF advances	—	3,119	17,568
Subordinated debt	9,996	9,996	9,996
Total liabilities	529,429	517,488	507,124
Total shareholders’ equity	41,218	42,636	41,437

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
(In thousands except per share data)
Operating Data:
Interest income	$4,934	$4,078	$9,103	$7,881
Interest expense	542	546	1,076	1,082
Net interest income	4,392	3,532	8,027	6,799
Provision for loan losses	638	267	751	415
Net interest income after provision for loan losses	3,754	3,265	7,276	6,384
Gain on sale of loans, net	1,733	3,243	4,090	8,135
Other non-interest income (loss)	451	619	1,237	(170)
Non-interest income	2,184	3,862	5,327	7,965
Non-interest expense	5,116	5,301	11,050	10,733
Income before income taxes	822	1,826	1,553	3,616
Income tax expense	182	544	312	1,032
Net income	$640	$1,282	$1,241	$2,584

Earnings per share of common stock- Basic	$0.33	$0.65	$0.63	$1.30
Earnings per share of common stock -Diluted	$0.31	$0.63	$0.60	$1.27
Average common shares outstanding- Basic	1,963,835	1,987,800	1,958,645	1,986,805
Average common shares outstanding- Diluted	2,058,911	2,042,240	2,053,515	2,027,581
Shares outstanding of common stock end of period	2,241,885	2,175,874	2,241,885	2,175,874
Book value per share	$18.39	$19.04	$18.39	$19.04

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Performance Ratios:
Return on average assets(1)	0.46%	0.89%	0.44%	0.82%
Return on average equity(1)	6.23	12.77	6.05	13.25
Interest rate spread (2)	3.23	2.48	2.93	2.19
Net interest margin (3)	3.34	2.56	3.04	2.26
Efficiency ratio (4)	77.80	71.69	82.75	72.70
Average interest-earning assets to average interest-bearing liabilities	127.70	120.15	126.84	117.20

Asset Quality Ratios (5):
Non-performing assets as a percent of total assets	0.46%	0.51%	0.46%	0.51%
Non-performing loans as a percent of total loans	0.66	0.83	0.66	0.83
Allowance for loan losses as a percent of non-performing loans	115.00	80.23	115.00	80.23
Allowance for loan losses as a percent of total loans	0.76	0.67	0.76	0.67
Net charge-offs to average outstanding loans during the period	0.03	0.00	0.04	0.05

Capital Ratios: (6)
Common equity tier 1 capital (to risk weighted assets)	12.20%	13.41%	12.20%	13.41%
Tier 1 leverage (core) capital (to adjusted tangible assets)	9.36	8.10	9.36	8.10
Tier 1 risk-based capital (to risk weighted assets)	12.20	13.41	12.20	13.41
Total risk-based capital (to risk weighted assets)	12.90	14.10	12.90	14.10
Average equity to average total assets (7)	7.36	6.95	7.34	6.22

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(1)	Annualized for the three and six months ended June 30, 2022 and 2021.
(2)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(4)	The efficiency ratio represents non-interest expense dividend by the sum of the net interest income and non-interest income.
(5)	Asset quality ratios are period end ratios.
(6)	Capital ratios are for Huntingdon Valley Bank.
(7)	Represents consolidated average equity to average consolidated total assets.